Exhibit 99.1

Loudeye Announces First Quarter 2005 Financial Results

Seattle, WA – May 3, 2005 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced preliminary financial results for the first quarter 2005.

First Quarter 2005 Financial Highlights

•	Revenue. Revenue was $6.0 million in the first quarter, compared with revenue of $2.0 million in the prior year first quarter and $6.6 million in the fourth quarter 2004.

•	Deferred revenue. Deferred revenue was $6.5 million at quarter end, compared with $5.7 million as of December 31, 2004 and $796,000 as of the end of the first quarter 2004.

•	Net Loss. For the first quarter 2005, GAAP net loss was $7.5 million or $0.07 per share, compared to a GAAP net loss of $5.6 million or $0.07 per share in the fourth quarter 2004 and $2.8 million or $0.04 per share in the first quarter 2004. Included in GAAP net loss were net foreign exchange transaction gains (losses) of approximately $0.2 million for the first quarter 2005 and ($1.0) million for the fourth quarter 2004. There were no foreign exchange transaction gains or losses for the first quarter 2004.

•	EBITDA Loss.* EBITDA loss for the quarter totaled $6.6 million or $0.06 per share.

•	Cash and Marketable Securities. Cash, restricted cash, and short-term and long-term marketable securities were approximately $34.8 million as of March 31, 2005.

* EBITDA excludes charges related to depreciation and amortization expense and net interest income or expense. A reconciliation of Loudeye’s GAAP financial results with its non-GAAP financial results is provided below.

Recent Highlights

Loudeye’s recent operating highlights include:

•	Advancing our strategic collaboration with Nokia around mobile music. In February 2005, we launched our collaboration with Nokia at the 3GSM conference in Cannes, France, and in March 2005 Nokia announced that O2 Germany, the fastest growing mobile operator in Germany and part of the European O2 group, was the first operator to sign up to launch a complete mobile music experience under the O2 Germany brand powered by Loudeye.

•	Appointing Michael A. Brochu as president and chief executive officer and expanding our management team and board of directors through strategic appointments. Ron Stevens joined Loudeye as chief financial officer and chief operating officer, Larry Madden was promoted to the position of president, digital media solutions, and Jason Berman, Chairman Emeritus of the International Federation of Phonographic Industries (IFPI), joined our board of directors as an independent director. We believe the combined experience and vision from these individuals, together with our existing management team and board of directors, will play an important role in helping us achieve our strategic goals and grow our leadership position in digital media services worldwide.

•	Announcing new digital music store services for leading portable device manufacturer Gizmondo (UK), Swiss retailer Migros Electronics and Polish Internet portal Onet.pl

•	Deploying the aacPlus codec from Coding Technologies into our mobile music platform to enable a wider range of format options for operators.

•	Restructuring obligations related to our 2004 acquisition of OD2 resulting in an approximate 54% reduction in the maximum potential aggregate amount of our remaining deferred and contingent payment obligations, as valued based on the February 25, 2005 closing share price and exchange rates.

“This was primarily a quarter of investment as we continue to develop our mobile and online platform to prepare for marquee launches later in the year and support future growth. We continued to see solid growth in our digital music store services and significant progress with our mobile music initiative, as we look forward to a significant online store launch with a major U.S. retailer in the fall 2005 and, later in 2005, the launch of our first mobile operator partner via the Nokia collaboration,” said Mike Brochu, Loudeye’s president and chief executive officer. “Our new management team has strategically assessed our service lines, technology and operations, and is focused on driving our resources to improve operational and financial performance in coming periods.”

Forward-Looking Financial Guidance

While future results are subject to change, Loudeye currently anticipates that revenue for the full-year 2005 will be approximately $35 million.

“Growth in our Digital Music Store Services was stronger than expected during the quarter but was overshadowed by weakness in revenue from our other service lines. At present we expect to achieve the lower end of our prior full-year revenue guidance and we are not giving specific guidance regarding profitability,” said Ron Stevens, Loudeye’s chief financial officer and chief operating officer. “Our focus for the next few quarters will be on growing revenue, streamlining our costs, and showing consistent, measurable progress towards profitability.”

Forward-looking financial guidance reflects management’s expectations as of the date of this release and is based upon limited available information which is dynamic and subject to risk and uncertainty. Results may be materially affected by many factors including those described in the Forward-Looking Statements section below.

The historical results below are unaudited and represent management’s current expectations and are preliminary and may be subject to change based upon the completion of the first quarter 2005 review procedures and the filing of Loudeye’s Form 10-Q for the quarter ended March 31, 2005.

First Quarter 2005 Webcast Information

Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results for the quarter and end the call with a question and answer session. Information regarding the first quarter 2005 results’ webcast is as follows:

Date:	Tuesday, May 3, 2005

Time:	5:00 p.m. EDT / 2:00 p.m. PDT
Audio Webcast:	5:00 p.m. EDT / 2:00 p.m. PDT; Webcast from
http://www.loudeye.com/en/aboutus/earningscalls.asp.
This webcast will be available until May 18, 2005 at 5:00 p.m. EDT

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

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Contacts:

Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward-Looking Statements

This press release, management’s audio webcast and the slide presentation accompanying management’s audio webcast contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking financial guidance such as statements about expected revenue for the year ended December 31, 2005, and sequential quarterly growth rates. The words or phrases “expects” and “anticipates” and similar words and phrases are intended to identify such forward-looking statements. As disclosed in our annual report on Form 10-K for the year ended December 31, 2004, we determined that, as of the December 31, 2004 measurement date, there were deficiencies in both the design and effectiveness of our internal control over financial reporting. We assessed those deficiencies and determined that there were eight material weaknesses in our internal control over financial reporting. As a result of our assessment that material weaknesses in our internal control over financial reporting existed as of December 31, 2004, management concluded that our internal control over financial reporting was not effective as of December 31, 2004. We may identify further material weaknesses during the course of management’s assessment of our internal control over financial reporting during 2005. The existence of a material weakness or weaknesses is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period. The forward-looking statements contained in this press release are based on current estimates and actual results may differ materially due to risks, including the completion of Loudeye’s review of its financial performance for the first quarter ended March 31, 2005; performance and integration of our new president and chief executive officer and chief financial and operating officer; the possibility of adverse changes in the market for distribution of digital media that Loudeye serves;

adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for Loudeye’s products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

Use of Non-GAAP Financial Information

EBITDA loss presented in this press release and management’s audio presentation is a non-GAAP financial measure that represents GAAP net loss excluding the effects of interest and depreciation and amortization. EBITDA as presented below may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes the EBITDA presentation enhances an overall understanding of Loudeye’s financial performance from ongoing operations, and is used by management for that purpose. We believe EBITDA and EBITDA per share presented below provides useful information to investors about our financial performance because it eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments and interest on our debt and capital lease obligations, both of which we believe are not reflective of the underlying performance of our business operations. The adjustments made in calculating EBITDA are adjustments that would be made in calculating our performance for purposes of employment agreements and associated bonus potentials for our senior executives. Measures similar to EBITDA are also widely used by us and others in the industry to evaluate and price potential acquisition candidates. We believe EBITDA facilitates operating performance comparisons by backing out potential differences across periods caused by variations in capital structures (affecting interest expense) and the age and book depreciation of equipment (affecting depreciation expense). In addition, we present EBITDA because we believe it is frequently used by analysts, investors and other interested parties in evaluating companies such as ours. Since Loudeye has historically reported non-GAAP results to the investment community, management believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting.

There are limitations inherent in non-GAAP financial measures such as EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Loudeye’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Financial Tables Follow

LOUDEYE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
REVENUE	$6,029	$1,991
COST OF REVENUE	6,309	1,461
Gross profit (loss)	(280)	530
Gross profit (loss) percent	-5%	27%
OPERATING EXPENSES:
Sales and marketing	1,931	635
Research and development	1,784	590
General and administrative	3,637	1,960
Amortization of intangibles	100	105
Stock-based compensation	57	122
Special charges (credits)	(43)	(50)

Total operating expenses	7,466	3,362

LOSS FROM OPERATIONS	(7,746)	(2,832)
OTHER INCOME, net	294	11

NET LOSS	$(7,452)	$(2,821)

Basic and diluted net loss per share	$(0.07)	$(0.04)

Weighted average shares outstanding	101,723	63,286

NON-GAAP INFORMATION:
Net loss	$(7,452)	$(2,821)
Adjustments to reconcile GAAP net loss to EBITDA:
Depreciation and amortization expense	980	481
Interest (income) expense	(134)	(8)

EBITDA	$(6,606)	$(2,348)

Basic and diluted EBITDA per share	$(0.06)	$(0.04)

Weighted average shares outstanding	101,723	63,286

LOUDEYE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and short-term marketable securities	$33,409	$38,880
Accounts receivable, net	5,219	5,333
Prepaid expenses and other current assets	2,014	1,298
Restricted cash	744	-

Total current assets	41,386	45,511
Restricted cash	—	2,288
Long-term marketable securities	621	2,568
Property and equipment, net	5,926	5,661
Goodwill	44,621	43,549
Intangible assets, net	3,398	3,700
Other assets, net	288	431

Total assets	$96,240	$103,708

LIABILITIES
Current liabilities:
Accounts payable	$3,045	$4,012
Accrued compensation and benefits	1,066	929
Accrued and other liabilities	6,629	4,966
Accrued special charges	—	403
Accrued acquisition consideration	2,476	15,924
Deferred revenue	5,320	4,353
Current portion of long-term debt and capital lease obligations	1,093	1,135

Total current liabilities	19,629	31,722
Deferred revenue, net of current portion	1,194	1,343
Common stock payable related to acquisition	2,233	3,193
Long-term debt and capital lease obligations, net of current portion	750	1,000

Total liabilities	23,806	37,258
STOCKHOLDERS’ EQUITY	72,434	66,450

Total liabilities and stockholders’ equity	$96,240	$103,708